Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 11, 2005

among

BOIS D’ARC ENERGY, INC.,
as the Borrower,

THE BANK OF NOVA SCOTIA,
as Administrative Agent and Issuing Bank,

CALYON NEW YORK BRANCH,
as Syndication Agent

AMSOUTH BANK,
as Documentation Agent

The Other Lenders Party Hereto,

THE BANK OF NOVA SCOTIA
as Lead Arranger

- i -

- ii -

- iii -

CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of May 11, 2005, among BOIS D’ARC ENERGY, INC., a Nevada corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), THE BANK OF NOVA SCOTIA, as Administrative Agent and Issuing Bank, CALYON NEW YORK BRANCH, as syndication agent, and AMSOUTH BANK, as documentation agent.

PRELIMINARY STATEMENTS

     Borrower desires to obtain commitments from the Lenders pursuant to which Loans will be made by the Lenders to the Borrower from time to time prior to the Maturity Date and Letters of Credit will be issued by the Issuing Bank for the account of the Borrower from time to time prior to the Letter of Credit Availability Expiration Date in accordance with and subject to the terms and conditions of this Agreement and the other documents executed in connection therewith.

     The Administrative Agent, the Lenders and the Issuing Bank are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to make available the commitments and make such Loans to the Borrower and issue and participate in such Letters of Credit for the account of the Borrower.

     It is in the best interest of each of the Guarantors to execute and deliver a Guaranty as each Guarantor will receive substantial benefits as a result of the Borrower entering into the borrowing base, revolving credit facility with the Lenders.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Adjusted LIBO Rate” means, with respect to each particular Borrowing comprised of LIBO Rate Loans and the associated LIBO Rate and Reserve Percentage, the rate per annum calculated by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100%) determined on a daily basis pursuant to the following formula:

Adjusted LIBO Rate	=	LIBO Rate

(1 – Reserve Percentage)

     “Administrative Agent” means The Bank of Nova Scotia in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the

Administrative Agent may from time to time designate to the Borrower, the Issuing Bank, and the Lenders.

     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or managing members; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agent and Arranger Fee Letter” has the meaning set forth in Section 2.10(b).

     “Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Scotia Capital in its capacity as the Administrative Agent, the Issuing Bank and the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Aggregate Commitments” means, as of any date, the sum of the Commitments of all the Lenders.

     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

     “Arranger” means The Bank of Nova Scotia in its capacity as sole lead arranger.

     “Attorney Costs” means and includes all reasonable fees, expenses, costs and disbursements of, for or on any law firm or other external counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     “Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently announced by The Bank of Nova Scotia at its New York office as its base rate for dollar advances made in the United States or (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2% (0.5%) per annum. The Base Rate is not necessarily intended to be the lowest rate of interest determined by The Bank of Nova Scotia or any Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate. The Administrative Agent will give notice to the Borrower of changes in the Base Rate promptly upon receipt of notice of any such change from The Bank of Nova Scotia.

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Base Rate Spread” means, with respect to any Base Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “Base Rate Spread”, determined by reference to the percentage of the Borrowing Base that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of
Borrowing Base
Usage	Base Rate Spread
≥ 90%	0.750%
≥ 75% but < 90%	0.500%
≥ 50% but < 75%	0.250%
< 50%	0.000%

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Bois d’Arc LLC” means Bois d’Arc Energy, LLC, a Nevada limited liability company and the predecessor in interest to the Borrower.

     “Borrower” has the meaning set forth in the introductory paragraph hereto.

     “Borrower’s Overriding Royalty Interest Incentive Plan” means the Overriding Royalty Interest Incentive Plan of the Borrower as in effect on the Closing Date.

     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by Lenders pursuant to Section 2.1.

     “Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.7 or the amount determined by the Administrative Agent and approved by the Majority Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.8; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Loan Amount.

     “Borrowing Base Deficiency” has the meaning set forth in Section 2.4.2(ii).

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Chicago, Illinois or Houston, Texas and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted in London, England.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the

Lenders). Derivatives of such term shall have corresponding meanings. The Borrower hereby grants the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in a blocked account at Scotia Capital or other institutions satisfactory to Scotia Capital.

     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity interests of such Person;

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

     (c) Any of the Loan Parties ceases to be a wholly-owned Subsidiary of the Borrower.

     “Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1 (or, in the case of Section 4.1(b), waived by the Person entitled to receive the applicable payment).

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     “Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount may be reduced or adjusted from time to time in accordance with this Agreement and (y) such Lender’s Percentage Share of the Borrowing Base.

     “Commitment Fee Rate” means for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “Commitment Fee Rate”, determined by reference to the percentage of the Borrowing Base that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of
Borrowing Base	Commitment
Usage	Fee Rate
≥ 90%	0.500%
< 90%	0.375%

     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

     “Consolidated EBITDAX” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) consolidated interest expense, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income and (e) the amount of exploration expense deducted in determining Consolidated Net Income, provided that in determining Consolidated Net Income as used in this definition the following shall be excluded, without duplication: (a) gains or losses from the sale, exchange, transfer or other disposition of property or assets of the Borrower or any of its Subsidiaries, to the extent included in the determination of Consolidated Net Income, and related tax effects in accordance with GAAP, (b) any extraordinary or non-recurring gains for the Borrower or any of its Subsidiaries, and related tax effects in accordance with GAAP, (c) any write-downs or impairments of non-current assets, (d) compensation expense paid solely in shares of common stock or options of a Borrower and any related tax effects in accordance with GAAP, and (e) any unrealized gains or losses on derivative financial instruments to the extent included in Consolidated Net Income and any related tax effects in accordance with GAAP.

     “Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

     “Current Assets” and “Current Liabilities” shall mean all assets or liabilities of Borrower and its Subsidiaries on a consolidated basis, respectively, that should be classified as current assets and current liabilities in accordance with GAAP; provided that the calculation of Current Assets shall not include receivables of the Borrower or its Subsidiaries owing by any Affiliate (other than the Borrower or any of its wholly-owned Subsidiaries) in excess of 120 days or subject to any dispute or offset; advances by the Borrower or any of its Subsidiaries to any Affiliate; or any asset classified as a Current Asset solely because it is held for sale; and provided further that Current Liabilities shall not include the current maturities of any Indebtedness of the

Borrower for borrowed money that by its terms has a final maturity more than one year from the date of any calculation of Current Liabilities.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Base Rate Spread, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any LIBOR Spread) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Determination Date” has the meaning set forth in Section 2.8(a).

     “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

     “Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollar” and “$” means lawful money of the United States of America.

     “Eligible Assignee” has the meaning specified in Section 10.7.6.

     “Engineering Report” means the Initial Engineering Report and each engineering reserve report delivered pursuant to Section 6.2(g).

     “Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued pursuant thereto.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     “Evaluation Date” means each of the following:

     (a) Each date which either the Borrower or the Majority Lenders, at their respective options, specify as a date as of which the Borrowing Base is to be redetermined (provided that neither the Borrower nor the Majority Lenders shall be entitled, so long as no Default or Event of Default has occurred and is continuing, to request any such redetermination more than once between any two consecutive dates described in clause (b) or (c) of this definition of “Evaluation Dates”);

     (b) June 15, 2005; and

     (c) November 1 and May 1 of each year occurring prior to the Final Maturity Date, beginning November 1, 2005.

     “Event of Default” means any of the events or circumstances specified in Article VIII.

     “Existing Credit Facility” is the Loan Agreement dated as of July 16, 2004 between Comstock Resources, Inc., Bois d’Arc LLC and certain of its Subsidiaries, as amended.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Scotia Capital on such day on such transactions as determined by the Administrative Agent.

     “Foreign Lender” has the meaning specified in Section 3.8.

     “GAAP” means generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Majority Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, commission, board, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Governmental Requirements” means all judgment, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any Governmental Authority.

     “Guarantors” means each of the Subsidiaries listed in Part (b) of Schedule 5.13 and each other Subsidiary of the Borrower that shall have executed and delivered a Guaranty to the Administrative Agent for the benefit of the Lenders.

     “Guaranty” means each guaranty (which shall also be substantially in the form of Exhibit E) in favor of the Administrative Agent on behalf of the Lenders delivered in accordance with this Agreement.

     “Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of another Person so as to enable another Person to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum liability in respect thereof as determined by the guarantying Person in good faith.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to any Loan or other extension of credit or on other amounts, if any, due to such Lender pursuant to this Agreement or any other Loan Document under applicable law. “Applicable law” as used in this definition means, with respect to each Lender, that law in effect from time to time that permits the charging and collection by such Lender of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including, without limitation, the laws of each State that may be held to be applicable, and of the United States, if applicable.

     “Honor Date” has the meaning set forth in Section 2.3.3(i).

     “Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

     “ICC” has the meaning set forth in Section 2.3.7.

     “Indebtedness” means, as to any Person at a particular time, all of the following:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

     (c) net obligations under any Hedging Agreement in an amount equal to (i) if such Hedging Agreement has been closed out, the termination value thereof, or (ii) if such Hedging Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Agreement;

     (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (e) capital leases and Synthetic Lease Obligations;

     (f) all Guaranty Obligations of such Person in respect of any of the foregoing; and

     (g) Disqualified Stock.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Majority Lenders. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Indemnified Liabilities” has the meaning set forth in Section 10.5.

     “Indemnitees” has the meaning set forth in Section 10.5.

     “Initial Audited Financial Statements” means each of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2004 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year ended December 31, 2004.

     “Initial Engineering Report” means, collectively, the engineering report dated as of June 30, 2004 concerning Oil and Gas Properties of the Borrower and its Subsidiaries, prepared by Lee Keeling and Associates, Inc.

     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

     “Interest Period” means as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or (in the case of any Base Rate Loan) converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Advance; provided that:

     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

     “Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     “IRS” means the United States Internal Revenue Service.

     “Issuing Bank” means The Bank of Nova Scotia in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities or other Government Requirements, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “L/C Advance” means, with respect to any Lender, such Lender’s participation in any L/C Borrowing in accordance with its Percentage Share.

     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

     “L/C Collateral” has the meaning set forth in Section 2.3.11(a).

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     “L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

     “Lender” has the meaning set forth in the introductory paragraph hereto and, as the context requires, includes the Issuing Bank.

     “Lender Assignment” means a Lender Assignment substantially in the form of Exhibit D.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2, or such other office or offices as a Lender may from time to time designate to the Borrower and the Administrative Agent.

     “Letter of Credit” means any standby or commercial letter of credit issued hereunder.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Bank.

     “Letter of Credit Availability Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

     “Letter of Credit Sublimit” means an amount equal to the lowest of (x) the Aggregate Commitments, (y) $50,000,000, and (z) the Borrowing Base. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

     “LIBO Rate” shall mean, with respect to any LIBO Rate Loan within a Borrowing and with respect to the related Interest Period, the rate of interest per annum equal to the offered quotation appearing on Telerate Page 3750 at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (or if such

Telerate Page shall not be available, the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period most closely approximating such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “LIBO Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

     “LIBO Rate Loan” means a Loan that bears interest at the Adjusted LIBO Rate.

     “LIBOR Spread” means with respect to any LIBO Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “LIBOR Spread,” determined by reference to the percentage of the Borrowing Base that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of
Borrowing Base
Usage	LIBOR Spread
≥ 90%	2.000%
≥ 75% but < 90%	1.750%
≥ 50% but < 75%	1.500%
< 50%	1.250%

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

     “Loan” has the meaning set forth in Section 2.1.

     “Loan Documents” means this Agreement, each Note, the Agent and Arranger Fee Letter, each Notice of Advance, each Letter of Credit Application, each Letter of Credit, each of the Security Documents, each Compliance Certificate, each Guaranty, each Subordination Agreement and all other written agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Majority Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate to 66-2/3% or more.

     “Mandatory Prepayment Amount” has the meaning set forth in Section 2.4.2(ii).

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or upon the rights and remedies of the Administrative Agent, the Issuing Bank, or any Lender under any Loan Document.

     “Matured L/C Obligations” means all amounts paid by Issuing Bank on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit (or under or in connection with any L/C Application) that have not been repaid to the Issuing Bank (with the proceeds of a Loan or otherwise).

     “Maturity Date” means (a) fourth anniversary of the date of this Agreement, or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

     “Maximum Loan Amount” means $175,000,000 as such amount may be reduced from time to time pursuant to Section 2.5.

     “Mortgage” means (i) each Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing dated as May 11, 2005 described in the Security Schedule and (ii) any mortgage, deed of trust or similar document delivered pursuant to this Agreement, in each case as amended, supplemented, restated or otherwise modified from time to time.

     “Mortgaged Property” has the meaning set forth in the Mortgage.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

     “Net Sales Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset by the Borrower or any Subsidiary, the aggregate amount of cash or cash equivalents received by or paid to or for the account of the Borrower or such Subsidiary from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable out-of-pocket costs and fees, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness permitted by Section 7.3 (other than under this Agreement) hereof secured by a Lien on such asset permitted by Section 7.1 hereof that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid or may be prepaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower or such Subsidiary and are properly attributable to such transaction or to the asset that is the subject thereof.

     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

     “Notice of Advance” means a notice, which, if in writing, shall be substantially in the form of Exhibit A, of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.2(a).

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or any Hedging Agreement now or hereafter existing between the Borrower or any Subsidiary and any Lender or any Affiliate of any Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

     “Offering Documents” means the registration statement, prospectus, underwriting agreement and other documents entered into or filed by the Borrower in connection with its initial public offering of its common stock.

     “Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation, all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

     “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     “Participant” has the meaning set forth in Section 10.7.3(a).

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     “Percentage Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) set forth opposite the name of such Lender on Schedule 2.1 or on the relevant Lender Assignment, as the case may be, as such percentage share may be adjusted as provided herein.

     “Permitted Tax Payment” means payments to Borrower’s stockholders who were members of Bois d’Arc LLC prior to the Borrower’s conversion from a limited liability company to a corporation in satisfaction of the liability accrued by Bois d’Arc LLC as a tax distribution with respect to the income of Bois d’Arc LLC, which liability was assumed by the Borrower in connection with such conversion and shall not exceed the aggregate tax liability of the members of Bois d’Arc LLC with respect to the income of Bois d’ Arc LLC prior to its conversion.

     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

     “Pledge Agreement” means the Pledge Agreement and Irrevocable Proxy dated as of the date hereof in favor of the Administrative Agent for the benefit of the Lenders in the form of Exhibit H and each other pledge agreement in substantially the same form in favor of the Administrative Agent for the benefit of the Lenders delivered in accordance with Section 6.15 of this Agreement.

     “Pledged Note” mean each Pledged Note described in a Pledge Agreement pledged to the Administrative Agent for the benefit of the Lenders and the Issuing Bank.

     “Register” has the meaning set forth in Section 10.7.2(b).

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     “Reserve Percentage” means, on any day with respect to each particular Borrowing comprised of LIBO Rate Loans, the maximum reserve requirement as determined by the Administrative Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements), expressed as a percentage, which would then apply under Regulation D with respect to “Eurocurrency liabilities” (as such term is defined in Regulation D) equal in amount to each Lender’s LIBO Rate Loan in such Borrowing, were such Lender to have any such “Eurocurrency liabilities”. If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower, any Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

     “Scotia Capital” means The Bank of Nova Scotia and its successors and assigns.

     “Security Agreement” means (a) each Security Agreement dated as of the date hereof in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit I, and (b) each other security agreement (which shall also be substantially in the form of Exhibit I) in favor of the Administrative Agent on behalf of the Lender delivered in accordance with this Agreement.

     “Security Documents” means the instruments listed in the Security Schedule and any other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Person to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of all or any part of the Obligations.

     “Security Schedule” means Schedule 4.1 hereto.

     “Shareholders’ Equity” means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

     “Subordinate Mortgages” means each Subordinate Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing delivered by a Guarantor in favor of the Borrower to secure any Indebtedness of such Guarantor owing to the Borrower outstanding from time to time including, without limitation, each Subordinate Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing dated as May 11, 2005 described in the Security Schedule.

     “Subordination Agreement” means the Intercompany Subordination Agreement dated the date hereof and substantially in the form of Exhibit G, as the same may be amended, modified, supplemented or restated from time to time.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     “Unreimbursed Amount” has the meaning set forth in Section 2.3.3(i).

     “Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Percentage Share thereof and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Loans, plus (B) such Lender’s Percentage Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the sum of Outstanding Amount of all Loans and L/C Obligations.

     SECTION 1.2 Other Interpretive Provisions.

     (a) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (b) Unless otherwise specified herein, references to an Article, Section, Exhibit and Schedule references are to this Agreement.

     (c) The term “including” is by way of example and not limitation.

     (d) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

     (e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (f) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     (g) Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Audited Financial Statements, except as otherwise specifically prescribed herein.

     SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     SECTION 1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

     SECTION 2.1 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the lesser of (x) such Lender’s Percentage Share of the aggregate amount of the Loans requested by the Borrower on such day and (y) the amount of such Lender’s Commitment; provided, however, that after giving effect to any borrowing, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the lesser of (A) the Aggregate Commitments on such date and (B) the Borrowing Base then in effect, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Percentage Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment or such Lender’s Percentage Share of the Borrowing Base. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.4 and reborrow under this Section 2.1.

     SECTION 2.2 Borrowings, Conversions and Continuations of Loans.

     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable prior written notice to the Administrative Agent in the form of a Notice of Advance. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., central time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Notice of Advance shall be appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Advance shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Advance or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest

Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Notice of Advance, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Notice of Advance, the Administrative Agent shall promptly notify each Lender of its Percentage Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to or continuation as Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. central time, on the Business Day specified in the applicable Notice of Advance. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Scotia Capital with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above. Unless the Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s Loans, the Administrative Agent may in its discretion assume that such Lender has made such Loans available to the Administrative Agent in accordance with this section and the Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to the Borrower. If and to the extent such Lender shall not so make its Loan available to the Administrative Agent, such Lender and the Borrower severally agree to pay or repay to the Administrative Agent within two Business Days after demand the amount of such Loan together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, to be calculated as to such Lender at the lesser of: (x) the Federal Funds Rate and (y) the Highest Lawful Rate, and to be calculated as to the Borrower at the interest rate applicable at the time to the other Loans made on such date. If any Lender fails to make such payment to the Administrative Agent within such two Business Day period, such Lender shall in addition to such amount pay interest thereon, for each day from the date such Loan is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at the interest rate applicable at the time to the other Loans made on such date. The failure of any Lender to make any Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Loan, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

     (c) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBO Rate Loan. During the existence of a Default, Event of Default or Borrowing Base Deficiency, no Loans may be requested as, converted to or continued as LIBO Rate Loans.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any LIBO Rate Loan upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) LIBO Interest Periods in effect with respect to Loans.

     SECTION 2.3 Letters of Credit.

     2.3.1 The Letter of Credit Commitment.

     (i) Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Availability Expiration Date, to issue Letters of Credit for the account of the Borrower or certain Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection 2.3.2 below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the Issuing Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the lesser of (A) the Aggregate Commitments on such date and (B) the Borrowing Base then in effect, and, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Percentage Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment or such Lender’s Percentage Share of (x) the Borrowing Base, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

     (ii) The Issuing Bank shall be under no obligation to issue (renew or extend) any Letter of Credit if:

     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Lenders acting in their sole discretion have approved in writing such expiry date;

     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Availability Expiration Date, unless all the Lenders acting in their sole discretion have approved in writing such expiry date;

     (C) the issuance, renewal or extension of such Letter of Credit would violate one or more policies of the Issuing Bank;

     (D) such Letter of Credit is in a face amount less than $100,000, or denominated in a currency other than Dollars, unless all the Lenders acting in their sole discretion have approved in writing the issuance (renewal or extension) of Letters of Credit denominated in a currency other than Dollars; or

     (E) such Letter of Credit is to be used directly or indirectly to assure payment of or otherwise support any Person’s Indebtedness for borrowed money;

     (F) the issuance (renewal or extension) of such Letter of Credit is not in compliance with all applicable governmental restrictions, policies, and guidelines (whether or not having the force of law) or it subjects the Issuing Bank to any cost not anticipated by the Issuing Bank on the date hereof;

     (G) the form and terms of such Letter of Credit are not acceptable to the Administrative Agent and Issuing Bank in their sole and absolute discretion; and

     (H) any other condition in this Agreement to the issuance (renewal or extension) of such Letter of Credit has not been satisfied.

     (iii) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     2.3.2 Procedures for Issuance and Amendment of Letters of Credit.

     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m., central time at least two Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a

Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require.

     (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to and hereby does, purchase from the Issuing Bank a participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage Share times the amount of such Letter of Credit.

     2.3.3 Drawings and Reimbursements; Funding of Participations.

     (i) Upon any drawing under any Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., central time, on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Percentage Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base then in effect and the conditions set forth in Section 4.2 (other than the delivery of a Notice of Advance). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.3.3(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (ii) Each Lender (including the Lender acting as Issuing Bank) shall upon any notice from the Administrative Agent pursuant to Section 2.3.3(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to such Lender’s Percentage Share of the Unreimbursed Amount not later than 1:00 p.m., central time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3.3(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the lesser of: (x) the Default Rate and (y) the Highest Lawful Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3.3(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.3.

     (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage Share of such amount shall be solely for the account of the Issuing Bank.

     (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

     (vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.3 by the time specified in Section 2.3.3(ii), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to (1) for the first two Business Days immediately following the date such payment is required, the lesser of: (x) the Federal Funds Rate and (y) the Highest Lawful Rate from time to time in effect, and (2) for each day thereafter, at the lesser of: (x) the Base Rate and (y) the Highest Lawful Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     2.3.4 Repayment of Participations.

     (i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3.3, if the Administrative Agent receives for the account of the Issuing Bank any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Percentage Share thereof in the same funds as those received by the Administrative Agent.

     (ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3.3 is required to be returned, each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Percentage Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to (1) with respect to the first two Business Days immediately following such demand, the lesser of: (x) the Federal Funds Rate and (y) the Highest Lawful Rate from time to time in effect, and (2) with respect to each day thereafter, the lesser of: (x) the Base Rate and (y) the Highest Lawful Rate from time to time in effect.

     2.3.5 Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

     (ii) the existence of any claim, counterclaim, set-off, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank thereof in writing. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

     2.3.6 Role of Issuing Bank; Indemnity. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3.5. The Borrower agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OR STRICT LIABILITY OF ANY KIND BY ISSUING BANK OR ANY LENDER, provided only that the Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct as determined in a final judgment. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. If any Letter of Credit provides that it is transferable, the Issuing Bank shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall the Issuing Bank be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by the Issuing Bank to any purported transferee or transferees as determined by the Issuing Bank is hereby authorized and approved, and the Borrower further agrees to hold the Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OR STRICT LIABILITY OF ANY KIND BY THE ISSUING BANK OR ANY LENDER, provided only that the Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is caused by its own individual gross negligence or willful misconduct as determined in a final judgment. All of Borrower’s Obligations under this Section 2.3.6 shall survive termination of the Commitments or of this Agreement and repayment in full of the Obligations.

     2.3.7 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

     2.3.8 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share a Letter of Credit fee for each Letter of Credit equal to the LIBOR Spread then in effect with respect to Loans after giving effect to the L/C Obligations incurred with respect to such Letter of Credit times the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Availability Expiration Date. If there is any change in the LIBOR Spread during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the LIBOR Spread with respect to Letters of Credit separately for each period during such quarter that such LIBOR Spread was in effect.

     2.3.9 Letter of Credit Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee as set forth in the Fee Letter, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Availability Expiration Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     2.3.10 Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.3.11 L/C Collateral.

     (a) L/C Obligations in Excess of Borrowing Base or upon Termination of Commitments. (i) If, after the making of all mandatory prepayments required under Section 2.4.2, the aggregate amount of all Loans outstanding plus all L/C Obligations outstanding excluding L/C Obligations secured by cash collateral pursuant to this Section 2.3.11 will exceed the Borrowing Base, then the Borrower will immediately pay to the Issuing Bank an amount in cash equal to such excess, or (ii) should any L/C Obligations remain outstanding on the Maturity Date, then the Borrower will immediately pay the Issuing Bank an amount in cash equal to the aggregate amount of such Issuing Bank’s L/C Obligations. The Issuing Bank will hold such amount as security for the remaining L/C Obligations (“L/C Collateral”) until such L/C Obligations become Matured L/C Obligations, at which time such L/C Collateral may be applied to such Matured L/C Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which the Issuing Bank may have under any other document or agreement relating to any Letter of Credit or L/C Obligation, including any Letter of Credit Application, or any rights which the Issuing Bank or Lenders may have to otherwise apply any payments by the Borrower and L/C Collateral under Section 2.3.11.

     (b) Acceleration of L/C Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.2 then, unless the Majority Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by the Majority Lenders at any time), all L/C Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and the Borrower shall be obligated to pay to the Issuing Bank immediately an amount equal to the aggregate L/C Obligations which are then outstanding. All amounts so paid shall first be applied to Matured L/C Obligations and then held by the Issuing Bank as L/C Collateral until such L/C Obligations become Matured L/C Obligations, at which time such L/C Collateral shall be applied to such Matured L/C Obligations.

     (c) Investment of L/C Collateral. Pending application thereof, all L/C Collateral shall be invested by the Issuing Bank in such blocked account as the Issuing Bank may choose in its sole discretion. All interest on such investments shall be reinvested or applied to Matured L/C Obligations. When all Obligations have been satisfied in full, including all L/C Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower’s reimbursement obligations in connection therewith have been satisfied in full, the Issuing Bank shall release any remaining L/C Collateral. The Borrower hereby assigns and grants to the Issuing Bank a continuing security interest in all L/C Collateral paid by it to the Issuing Bank, all investments purchased with such L/C Collateral, and all proceeds thereof to secure its Matured L/C Obligations and its Obligations under this Agreement, the Notes, and the other Loan Documents, and the Borrower agrees that such L/C Collateral and investments shall be subject to all of the terms and conditions of the Borrower’s Security Agreement. The Borrower further agrees that the Issuing Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest and the exercise of such rights and remedies.

     2.3.12 Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by the Issuing Bank to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

     SECTION 2.4 Prepayments.

     2.4.1 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., central time, (A) three Business Days prior to any date of prepayment of LIBO Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Percentage Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentage Shares.

     2.4.2 Mandatory Prepayments. The Borrower shall make the following prepayments of the Loans:

     (i) Outstandings Exceed Commitments. Subject to Section 2.4.2(ii), if for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Borrower shall first immediately prepay Loans and following prepayment of the Loans, then Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

     (ii) Borrowing Base Deficiency.

     (A) If at any time the aggregate unpaid principal balance of the Loans plus the aggregate amount of L/C Obligations exceeds the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within thirty (30) days after the Administrative Agent sends written notice of such fact to the Borrower, (1) prepay the principal of the Loans (and, upon prepayment of all Loans, shall, to the extent required, provide L/C Collateral as set forth in Section 2.3.11) in an aggregate amount at least equal to such Borrowing Base Deficiency (in this section, a “Mandatory Prepayment Amount”), or (2) give notice to the

Administrative Agent electing to prepay such Mandatory Prepayment Amount in six (6) (or fewer) monthly installments. Each such installment shall equal or exceed one-sixth of such Borrowing Base Deficiency; the first such installment shall be paid within thirty (30) days of the giving of such notice of the Borrowing Base Deficiency by the Administrative Agent to the Borrower and the five (or fewer) subsequent installments shall be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated.

     (B) If (1) at any time during the existence or continuation of a Borrowing Base Deficiency, the Borrower or any Guarantor makes a Disposition of assets (other than those described in clauses (a) through (d) of Section 7.5 hereof), or (2) a Disposition of assets included in the Borrowing Base results in a reduction of the Borrowing Base in accordance with Section 7.5(e) such that a Borrowing Base Deficiency occurs, then, in either case, the Borrower shall, or shall cause such Guarantor to, use the Net Sale Proceeds from such Disposition (whether or not such assets are included in the Borrowing Base) to prepay the Loans and, upon prepayment of all Loans, shall provide L/C Collateral as set forth in Section 2.3.11, within one (1) Business Day of such Disposition in an amount equal to 100% of the Borrowing Base Deficiency then existing or occurring as a result of such disposition. Application of such Net Sales Proceeds shall be applied to the principal amount of the Loans until the Loans are paid in full and then shall be held as L/C Collateral in an amount equal to the aggregate amount of L/C Obligations pursuant to Section 2.3.11.

     SECTION 2.5 Reduction or Termination of Commitments and Maximum Loan Amount. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments and Maximum Loan Amount, or permanently reduce the Aggregate Commitments and Maximum Loan Amount to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., central time three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments and Maximum Loan Amount. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Percentage Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     SECTION 2.6 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date, any accrued and unpaid interest thereon, any fees, expenses and other Obligations remaining unpaid.

     SECTION 2.7 Initial Borrowing Base. On any date during the period from the Closing Date to the first Evaluation Date, the Borrowing Base shall be an amount equal to $100,000,000.

     SECTION 2.8 Subsequent Determinations of Borrowing Base.

     (a) By each Evaluation Date, the Borrower shall furnish to the Administrative Agent and each Lender all information, reports and data which the Administrative Agent has then reasonably requested concerning the Borrower’s and the Guarantors’ businesses and properties (including Borrower’s and the Guarantors’ Oil and Gas Properties and interests and the reserves and production relating thereto), together with the Engineering Report described in Section 6.2(g), if an Engineering Report is then due. Within thirty (30) days after receiving such information, reports and data, or as promptly thereafter as practicable, the Administrative Agent shall recommend a redetermined Borrowing Base to the Lenders. Such recommended Borrowing Base shall become effective upon the receipt by the Administrative Agent of the approval of the Majority Lenders. The failure of a Lender to respond or object in writing to the recommended Borrowing Base within fifteen (15) days after notice thereof is given to such Lender by the Administrative Agent shall be deemed an acceptance and approval of such recommended Borrowing Base by such Lender. If such recommended Borrowing Base is not approved by Majority Lenders within fifteen (15) days after the Administrative Agent submits the recommended Borrowing Base to the Lenders, then each Lender shall submit in writing to the Administrative Agent, on or within fifteen (15) days after the Administrative Agent notifies the Lenders that the Lenders have not approved any such recommended Borrowing Base, such Lender’s determination of the redetermined Borrowing Base; in such case, the redetermined Borrowing Base shall be the highest amount approved by the Majority Lenders. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITHOUT THE PRIOR WRITTEN APPROVAL OF ALL OF THE LENDERS, SUCH APPROVAL TO BE IN EACH LENDER’S SOLE DISCRETION, THE REDETERMINED BORROWING BASE SHALL NOT BE INCREASED ABOVE THE AMOUNT OF THE BORROWING BASE IN EFFECT IMMEDIATELY PRIOR TO SUCH REDETERMINATION. The Administrative Agent shall by notice to the Borrower and the Lenders designate the amount of the Borrowing Base (determined by the Majority Lenders or all of the Lenders, as applicable, in accordance with the foregoing procedures) available to the Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If the Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, the Administrative Agent may nonetheless designate the Borrowing Base at any amount which the Lenders determine, and may redesignate the Borrowing Base from time to time thereafter at any amount which all Lenders redetermine, until each Lender receives all such information, reports and data, whereupon Lenders shall designate a new Borrowing Base as described above. The Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, assign to the various Oil and Gas Properties of the Borrower or the Guarantors at the time in question and based upon such other factors (including without limitation the assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership of any of the Borrower or the Guarantors or any Subsidiary of any of the Borrower or the Guarantors) as they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, deem significant. It is expressly understood that Lenders and the Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the Maximum Loan Amount or otherwise, and that the Lenders’ commitments to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect, which Borrowing Base shall be used for calculating commitment fees under Section 2.10(a). Additional redeterminations at the request of the Lenders, the Administrative Agent or the Borrower shall be subject to a $5,000 engineering fee payable by Borrower to the Administrative Agent for its own account.

     (b) The Borrower may include additional Oil and Gas Properties of the Borrower or the Guarantors acquired from time to time as Collateral for the Obligations, which may then be included in the calculation of the Borrowing Base, by the Borrower (A) giving written notice to the Administrative Agent of such properties to be included, (B) subjecting such properties to Liens securing the Obligations (pursuant to Security Documents satisfactory to the Administrative Agent) if necessary to comply with the provisions of Section 6.15, (C) including such properties in an Engineering Report submitted to the Administrative Agent and (D) delivering to the Administrative Agent title opinions covering at least 80% of the additional value of such properties addressed to the Administrative Agent for the benefit of the Lenders covering all of such properties and other legal opinions from counsel acceptable to the Administrative Agent, in its sole discretion, in form, scope and substance acceptable to the Administrative Agent opining favorably as to, among such other matters as may be required by the Administrative Agent, (1) the Borrower’s or the appropriate Guarantor’s ownership of such properties and (2) matters of the type covered by the opinions delivered pursuant to Section 4.1(a)(vi).

     (c) In addition to any scheduled determination or discretionary determination of the Borrowing Base, the Borrowing Base shall be automatically reduced from time to time as set forth in Section 7.5(f).

     SECTION 2.9 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for such Interest Period plus the LIBOR Spread and (ii) the Highest Lawful Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (i) the Base Rate plus the Base Rate Spread and (ii) the Highest Lawful Rate.

     (b) While any Event of Default or Borrowing Base Deficiency exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest accrued on past due interest) shall be due and payable upon demand.

     (c) Interest accrued on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     SECTION 2.10 Fees. In addition to certain fees described in Sections 2.3.8 and 2.3.9:

     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times from the date of this Agreement until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate with respect to Commitment fees during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate with respect to Commitment fees separately for each period during such quarter that such Commitment Fee Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (b) Arrangement and Agency Fees. The Borrower shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated October 25, 2004 (the “Agent and Arranger Fee Letter”), among the Borrower, the Arranger and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

     SECTION 2.11 Computation of Interest and Fees. Computation of interest on Base Rate Loans and Commitment Fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     SECTION 2.12 Notes and Other Evidence of Debt.

     (a) The obligation of the Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender (such Lender’s “Loan”), together with interest accruing in connection therewith, shall be evidenced by a single promissory note (such Lender’s “Note”) made by the Borrower in the amount of such Lender’s Percentage Share of the Maximum Loan Amount payable to the order of such Lender substantially in the form of Exhibit B with appropriate insertions. Each Lender may record the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto in one or more schedules to its Note or on one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and L/C Obligations.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

     SECTION 2.13 Payments Generally.

     (a) All payments to be made by the Borrower or any other Loan Party shall be made without condition or deduction for any counterclaim, defense, reservation, recoupment, setoff or other matter. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m., central time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m., central time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue and any applicable indemnity or reimbursement obligation shall be due and payable.

     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon (1) in respect of each of the first two Business Days from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the lesser of: (x) the Federal Funds Rate and (y) the Highest Lawful Rate from time to time in effect, and (2) in respect of each day after the first two Business Days from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at a per annum rate of interest equal to the lesser of (x) the Base Rate and (y) the Highest Lawful Rate, in each case, from time to time in effect; and

     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the lesser of (1) (x) for the first two Business Days of any Compensation Period, the Federal Funds Rate from time to time in effect, and (y) for each other day of any Compensation Period, the interest rate applicable to the applicable Borrowing and (2) the Highest Lawful Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     SECTION 2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C

     Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

     SECTION 3.1 Taxes.

     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.1(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

     SECTION 3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

     SECTION 3.3 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for such LIBO Rate Loan, or (c) the Adjusted LIBO Rate for such LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBO Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     SECTION 3.4 Increased Cost and Reduced Return; Capital Adequacy.

     (a) If any Lender determines that, as a result of the introduction of, or any change in, or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to LIBO Rate Loans, in the determination of the Adjusted LIBO Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

     SECTION 3.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; or

     (c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.9;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

     SECTION 3.6 Matters Applicable to all Requests for Compensation.

     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

     (b) Upon any Lender’s making a claim for compensation under Section 3.1 or 3.4, the Borrower may remove or replace such Lender in accordance with Section 3.9; provided that the Borrower shall have the right to replace such Lender only if they also replace any other Lender who has made or is making a similar claim for compensation under Section 3.1 or 3.4.

     SECTION 3.7 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and of this Agreement and payment in full of all the other Obligations.

     SECTION 3.8 Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

     SECTION 3.9 Removal and Replacement of Lenders.

     (a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.7.2(a) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.6(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.1 or 3.4. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.5), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the Issuing Bank as may reasonably be required with respect to any continuing obligation to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Lender Assignment with respect to such Lender’s Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.1, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Percentage Shares resulting from any such removal or replacement.

     (b) In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Percentage Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.5. The Borrower may then request Loans from the Lenders in accordance with their revised

Percentage Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

     (c) This section shall supersede any provision in Section 10.1 to the contrary.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     SECTION 4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

     (i) executed counterparts of this Agreement, a Subsidiary Guaranty substantially in the form of Exhibit E from each of the Guarantors, a Subordination Agreement substantially in the form of Exhibit G from each of the Guarantors, a Security Agreement substantially in the form of Exhibit I from each of the Loan Parties, a Pledge Agreement and Irrevocable Proxy substantially in the form of Exhibit H from each Loan Party, and each Mortgage dated as of the date hereof and Subordinate Mortgage described in the Security Schedule, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, and, in the case of the Security Documents, in form and in sufficient number of counterparts for the prompt completion of all recording and filing of the Security Documents as may be necessary or, in the opinion of the Administrative Agent, desirable to create or continue, as appropriate, a valid perfected first Lien against the collateral covered by such Security Documents, and together with stock certificates, membership interest certificates or such other certificated security as may be part of the collateral covered by the Security Documents and with stock powers or other transfer powers or instruments executed in blank for each such certificate, interest or security;

     (ii) Notes executed by the Borrower in favor of each Lender, each in a principal amount equal to such Lender’s Percentage Share of the Maximum Loan Amount;

     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

     (iv) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

     (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect and (C) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (x) would reasonably be expected to have a Material Adverse Effect or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon this Agreement, the initial public offering or the transactions contemplated thereby;

     (vi) an opinion of counsel to each Loan Party substantially in the form of Exhibits F-1, F-2, and F-3;

     (vii) evidence satisfactory to the Administrative Agent that the Loan Parties have indefeasible title to all Properties purported to be included in the Borrowing Base, free and clear of all Liens other than Permitted Liens and all such Properties are subject to the valid first priority Lien of the Administrative Agent for the benefit of the Lenders;

     (viii) a certificate of insurance of the Borrower and its Subsidiaries evidencing that the Borrower and its Subsidiaries are carrying insurance in accordance with Section 6.7 and that such insurance is in full force and effect;

     (ix) the Initial Engineering Report;

     (x) the Initial Audited Financial Statements;

     (xi) evidence satisfactory to the Administrative Agent that, concurrently with the effectiveness of this Agreement, the Borrower shall have issued its common stock and shall have received gross cash proceeds of at least $75,000,000 of such issuance on terms and conditions satisfactory to the Administrative Agent, including (i) the final structure of the transactions contemplated by this Agreement and such initial public offering and (ii) the sources and uses of proceeds used to consummate the transactions contemplated hereby and thereby;

     (xii) proper financing statements (form UCC-1), to be filed on or promptly after the date of the initial Borrowing, naming the Borrower as debtor and the Administrative Agent as secured party, describing all of the Collateral in which the Borrower has granted or purported to grant an interest, filed in the appropriate jurisdictions; proper financing statements (form UCC-1), to be filed on or promptly after the date of the initial Borrowing, naming one or more of the Guarantors as debtor(s) and the Administrative

Agent as secured party, describing all of the Collateral in which the Guarantor or Guarantors have granted or purported to grant an interest, filed in the appropriate jurisdictions; together with copies of search reports in such jurisdictions as the Administrative Agent may reasonably request, listing all effective financing statements that name any of the Borrower or the Guarantors as debtor and any other documents or instruments as may be necessary or desirable (in the opinion of the Administrative Agent) to perfect the Administrative Agent’s interest in the Collateral and all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge Agreement and stock powers for such certificates, instruments and other documents executed in blank and all instruments representing Pledged Collateral being pledged pursuant to such Pledge Agreement duly endorsed in favor of the Administrative Agent or in blank;

     (xiii) a certificate of the chief financial officer of the Borrower, stating that (A) the Borrower is Solvent and (B) the Loan Parties, taken as a whole, are Solvent, in each case, after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 5.17 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

     (xiv) evidence that each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material contractual obligation with any other Person and shall have obtained all permits, licenses and other approvals of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the related documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents, and all such matters are in full force and effect;

     (xv) pro forma estimated balance sheet of the Borrower and its Subsidiaries (based on the audited December 31, 2004 balance sheet) giving effect to the initial public offering and the transactions contemplated thereby and hereby;

     (xvi) The Borrower and its Subsidiaries shall not have any Indebtedness on the Closing Date other than in respect of this Agreement. The Borrower (and its Subsidiaries) existing loan facilities, if any, shall have been or shall concurrently with the execution and delivery by the Borrower of this Agreement be paid in full and all commitments thereunder and security interests granted in connection therewith shall have been terminated; and

     (xvii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank or the Majority Lenders reasonably may require.

     (b) All fees required to be paid on or before the Closing Date pursuant to any of the Loan Documents shall have been paid.

     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all costs and expenses payable to the Administrative Agent pursuant to Section 10.4 to the extent invoiced prior to or on the Closing Date, plus such additional amounts of costs and expenses as shall constitute the Administrative Agent’s reasonable estimate of the costs and expenses described in Section 10.4 incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

     (d) There shall exist no pending or threatened litigation, proceedings or investigations which could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower or any of its Subsidiaries or the transactions contemplated hereby.

     (e) The Administrative Agent and Lenders shall have completed review of the Initial Engineering Report and determined that the form, substance and content thereof are satisfactory.

     SECTION 4.2 Conditions to all Credit Extensions. The obligation of each Lender to honor any Notice of Advance or Letter of Credit Application (other than a Notice of Advance requesting only a conversion of Loans to the other Type, or a continuation of Loans as the same Type) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

     (c) The Administrative Agent or, if applicable, the Issuing Bank shall have received a Notice of Advance or Letter of Credit Application in accordance with the requirements hereof.

     (d) After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Obligations shall not exceed the Aggregate Commitments at such time.

     (e) The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any applicable Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

     (f) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Majority Lenders reasonably may require.

     Each Notice of Advance or Letter of Credit Application (other than a Notice of Advance requesting only a conversion of Loans to the other Type or a continuation of Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

     For purposes of determining compliance with the conditions specified in Section 4.1 and Section 4.2, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to such Borrowing, or issuance of a Letter of Credit or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s applicable portion of such Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Administrative Agent and the Lenders that:

     SECTION 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

     SECTION 5.3 Governmental Authorization; Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person or entity (including, without limitation, any creditor or stockholder of the Borrower or any Guarantor) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

     SECTION 5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

     SECTION 5.5 Financial Statements; No Material Adverse Effect.

     (a) The Initial Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

     (b) Since the date of the Initial Audited Financial Statements, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.6 Litigation. Except as specifically disclosed in Schedule 5.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     SECTION 5.8 Ownership of Property; Liens. The Borrower and each Subsidiary has good record and marketable and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.1.

     SECTION 5.9 Environmental Matters. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

     (a) neither any property of any Loan Party or any Subsidiary, nor the operations conducted thereon violate any Environmental Laws;

     (b) without limitation of clause (a) above, no property of any Loan Party or any Subsidiary, nor the operations currently conducted thereon or, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the Borrower’s knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or to any remedial obligations under Environmental Laws;

     (c) all notices, permits, licenses or similar authorizations, if any, required pursuant to Environmental Laws to be obtained or filed in connection with the operation or use of the property of any Loan Party and each Subsidiary have been duly obtained or filed, and the Loan Party and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

     (d) all Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at the property of any Loan Party or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the Borrower’s knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

     (e) the Loan Parties and their Subsidiaries have taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of the Loan Parties or any Subsidiary except, in each case, in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

     (f) none of the Loan Parties nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, Hazardous Materials or solid waste into the environment.

     SECTION 5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

     SECTION 5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.12 ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate of the Borrower have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate of the Borrower has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     SECTION 5.13 Subsidiaries.

     (a) The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 or created or acquired in accordance with and subject to Section 6.15(d). All Subsidiaries of Borrower are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and are duly qualified to do business in each jurisdiction where failure to so qualify would have an Material Adverse Effect. All outstanding shares of stock of each class of each Subsidiary of Borrower have been and will be validly issued and are and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by Borrower or a wholly-owned Subsidiary of Borrower free and clear of any Liens (other than Liens permitted by Section 7.1) and are pledged to the Administrative Agent under the Pledge Agreement.

     (b) Part (b) of Schedule 5.13 sets forth each of the Subsidiaries of the Borrower that shall have delivered a Guaranty on the Closing Date. Each such Guarantor is and will remain a wholly-owned Subsidiary of the Borrower.

     (c) The Borrower has no equity investments in any other corporation, entity or other Person other than those specifically disclosed in Part (c) of Schedule 5.13.

     SECTION 5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     SECTION 5.15 Disclosure. No statement, information, report, representation, or warranty made in writing or otherwise by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document, including the Offering Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which has caused, or which would reasonably be expected to cause, a Material Adverse Effect (except for any economic conditions which affect generally the industry in which the Borrower and its Subsidiaries conduct business), that has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Lenders by or on behalf of the Borrower or any other Loan Party in connection with the transactions contemplated hereby.

     SECTION 5.16 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any

Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.17 Direct Benefit. The initial Loans and Letters of Credit hereunder and all additional Loans and Letters of Credit hereunder are for the direct benefit of the Borrower, or in the case of any initial or additional Letters of Credit, one or more of the Guarantors, and the initial Loans and Letters of Credit hereunder are used to refinance and replace indebtedness owning, directly or indirectly, by the Borrower and certain of the Guarantors to the Lenders under the Existing Credit Facility. The Borrower and the Guarantors are engaged as an integrated group in the business of oil and gas exploration and related fields, and any benefits to the Borrower or any Guarantor is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and the Guarantors is dependent upon the continued successful performance of the functions of the integrated group as a whole.

     SECTION 5.18 Solvency. Each of the following is true for the Borrower, each Guarantor and the Borrower and the Guarantors on a consolidated basis: (a) the fair saleable value of its or their property is (i) greater than the total amount of its liabilities (including contingent liabilities), and (ii) greater than the amount that would be required to pay its probable aggregate liability on its then existing debts as they become absolute and matured; (b) its or their property is not unreasonable in relation to its business or any contemplated or undertaken transaction; and (c) it or they do not intend to incur, or believe that it or they will incur, debts beyond its or their ability to pay such debts as they become due.

ARTICLE VI.
AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.11) cause each of its Subsidiaries to:

     SECTION 6.1 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Majority Lenders; and

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     SECTION 6.2 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

     (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and a schedule in reasonable detail of the Hedging Obligations of the Borrower and its Subsidiaries;

     (c) promptly after requested by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

     (e) upon the reasonable request of the Majority Lenders or the Administrative Agent, a schedule of all oil, gas, and other mineral production attributable to all material Oil and Gas Properties of the Borrower and the Guarantors, and in any event all such Oil and Gas Properties included in the Borrowing Base;

     (f) promptly, all title or other information received after the Closing Date by the Borrower or any Guarantor which discloses any material defect in the title to any material asset included in the Borrowing Base;

     (g) (A) no later than May 16, 2005, and thereafter as soon as available and in any event within 90 days after each January 1, commencing with January 1, 2005, an annual reserve report as of each such January 1 with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by an independent engineering firm of recognized standing acceptable to the Majority Lenders in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base, and (B) within 90 days after each July 1 commencing with July 1, 2005, a reserve report as of such July 1, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by the Borrower in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base;

     (h) on or within 30 days after the request of the Administrative Agent or the Majority Lenders, in connection with a redetermination of the Borrowing Base permitted under Section 2.8 an updated reserve report with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by an independent engineering firm of recognized standing acceptable to the Majority Lenders in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base;

     (i) promptly, any management letter from the auditors for the Borrower or any Guarantor and all other information respecting the business, properties or the condition or operations, financial or otherwise, including, without limitation, geological and engineering data of the Borrower or an Guarantor and any title work with respect to any Oil and Gas Properties of the Borrower or any Guarantor as any Bank may from time to time reasonably request;

     (j) at all times after the date ninety (90) days after the date of this Agreement, if requested by the Majority Lenders, title opinions and other opinions of counsel, in each case in form and substance acceptable to the Majority Lenders, with respect to at least eighty (80%) percent of the value of the assets included in the Borrowing Base; and

     (k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

     SECTION 6.3 Notices. Promptly (but in no event more than one Business Day after receiving knowledge thereof) notify the Administrative Agent and each Lender:

     (a) of the occurrence of any Default or Event of Default;

     (b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any of the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds $5,000,000 or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

     (d) of the occurrence of any ERISA Event; and

     (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

     SECTION 6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     SECTION 6.5 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.4 or 7.5; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.6 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     SECTION 6.7 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such policies shall name the Administrative Agent for the benefit of the Lenders as loss payee and naming the Administrative Agent and Lenders as additional insureds.

     SECTION 6.8 Compliance with Laws. Comply with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

     SECTION 6.9 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any Subsidiary, as the case may be.

     SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     SECTION 6.11 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     SECTION 6.12 Use of Proceeds. Use the proceeds of the Credit Extensions to pay in full the Existing Credit Facility and for working capital and other general corporate purposes, in each case, in compliance with, and not in contravention of, Section 7.11, any Law, any Loan Document, or any other Contractual Obligation.

     SECTION 6.13 Title Opinions. Not later than ninety (90) days following the Closing Date, the Borrower agrees to deliver, or to cause to be delivered, to the Administrative Agent favorable title opinions in form and substance satisfactory to the Administrative Agent addressed to the Lenders (or containing an express statement providing that the Lenders may rely on such title opinions) with respect to such of Borrower’s and the Guarantor’s Oil and Gas Properties as the Administrative Agent shall reasonably determine or request and demonstrating that the Borrower or a Guarantor, as applicable, has good and indefeasible title to such properties and interests that is at least equal to the interest included in the Initial Engineering Report, free and clear of all Liens (other than those permitted by Section 7.1) and covering such other matters as the Administrative Agent may reasonably request.

     SECTION 6.14 Additional Covenants. If at any time the Borrower shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of its Indebtedness which includes covenants, terms, conditions or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same covenants, terms, conditions and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent. In addition to the foregoing, any covenants, terms, conditions or defaults in any existing agreements or other documents evidencing or relating to any Indebtedness of the Borrower or any Guarantor not substantially provided for in this Agreement or more favorable to the holders of such Indebtedness, are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall affect any such covenants, terms, conditions or defaults as incorporated herein.

     SECTION 6.15 Security.

     (a) The Security. The Obligations will be secured by the Security Documents listed in the Security Schedule and any additional Security Documents hereafter delivered by any Loan Party or any Affiliate of any Loan Party.

     (b) Agreement to Deliver Security Documents. The Borrower shall promptly deliver, and to cause each of the Guarantors to deliver, to further secure the Obligations, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in (i) prior to the occurrence of a Default (A) at least eighty percent (80%) of the present value of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting proved reserves to which value is given in the determination of the then current Borrowing Base, (B) after the occurrence of a Default, at least ninety-five percent (95%) of the present value of the Borrower’s and the Guarantors’ Oil and Gas Properties, (ii) all of the equity interests of the Borrower or any Guarantor in any other Guarantor now owned or hereafter acquired by the Borrower or any Guarantor, and (iii) all property of the Borrower or any Guarantor of the type described in the Security Agreement attached hereto as Exhibit I. The Borrower also agrees to deliver, or to cause to be delivered, to the extent not already delivered, whenever requested by the Administrative Agent in its sole and absolute discretion (a) favorable title information (including, if reasonably requested by the Administrative Agent, title opinions) acceptable to the Administrative Agent with respect to the Borrower’s or any Guarantor’s Oil and Gas Properties constituting at least eighty percent (80%) of the present value, determined by the Lenders in their sole and absolute discretion and in accordance with their normal practices and standards for oil and gas loans as it exists at the particular time, of the Borrower’s and the Guarantors’ properties and demonstrating that the Borrower or a Guarantor, as applicable, have good and defensible title to such properties and interests, free and clear of all Liens (other than those permitted by Section 7.1) and covering such other matters as the Administrative Agent may reasonably request and (b) favorable opinions of counsel satisfactory to the Administrative Agent in its sole discretion opining that the forms of Mortgage are sufficient to create valid first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the Hydrocarbons attributable to such properties and interests and proceeds thereof. In addition and not by way of limitation of the foregoing, in the case of the Borrower or any Guarantor granting a Lien in favor of the Administrative Agent upon any assets having a present value in excess of $1,000,000 located in a new jurisdiction, the Borrower or Guarantor will at its own expense, obtain and furnish to the Administrative Agent all such opinions of legal counsel as the Administrative Agent may reasonably request in connection with any such security or instrument.

     (c) Perfection and Protection of Security Interests and Liens. In addition and not by way of limitation of the foregoing, the Borrower will from time to time deliver, or cause to be delivered, to the Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed (and executed and acknowledged when required) by the Borrower or appropriate Guarantor in form and substance satisfactory to the Administrative Agent, which the Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in the collateral securing any Obligations. In addition to the foregoing, the Borrower hereby authorizes, and shall cause each Guarantor to authorize, the Administrative Agent, on behalf of the Issuing Bank and the Lenders, to file in the appropriate filing office pursuant to applicable Law such financing statements, assignments and continuation statements as the Administrative Agent shall deem necessary or desirable for the purpose of perfecting, confirming, or protecting any Liens or other rights in the collateral securing any Obligations without the signature of the Borrower or any Guarantor.

     (d) Additional Subsidiaries. Within thirty (30) Business Days after the Borrower or any Subsidiary creates, acquires or otherwise forms a Subsidiary, the Borrower shall:

     (i) execute and deliver, or cause the Person owning all of the outstanding equity interests in such Subsidiary to execute and deliver, as applicable, to the Administrative Agent on behalf of the Lenders, a Pledge Agreement, or an amendment or supplement to an existing Pledge Agreement, if appropriate, pursuant to which all of the outstanding equity interests in such Subsidiary shall be pledged to the Administrative Agent on behalf of the Lenders, together with any certificates representing all equity interests so pledged, if any, and for each such certificate representing shares of stock, a stock power executed in blank;

     (ii) cause such Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders (i) a Guaranty, (ii) a ratification and acceptance of the Subordination Agreement, (iii) an agreement substantially similar to the Security Documents executed and delivered on the Closing Date and (iv) a Mortgage and a Subordinate Mortgage as to all Oil and Gas Properties containing any proved Hydrocarbon reserves owned or leased by such Subsidiary;

     (iii) cause such Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders and the Issuing Bank, or to authorize the Administrative Agent to file or record without such Subsidiary’s signature, appropriate financing statements covering the collateral of such Subsidiary described in the Security Documents required to be delivered pursuant to the foregoing clauses (i) or (ii);

     (iv) deliver or cause to be delivered to the Administrative Agent on behalf of the Lenders and the Issuing Bank all agreements, documents, instruments and other writings of the type described in Section 4.1(a)(iii), (iv) and (vi) with respect to such Subsidiary and opinions of counsel acceptable to the Administrative Agent and in form and substance satisfactory to the Administrative Agent covering the matters covered by the opinions delivered on the Closing Date with respect to such Subsidiary; and

     (v) deliver or cause to be delivered to the Administrative Agent on behalf of the Lenders all such information regarding the condition (financial or otherwise), business and operations of such Subsidiary as the Administrative Agent, or the Issuing Bank or any Lender through the Administrative Agent, may reasonably request.

     (e) Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to the Administrative Agent, the Issuing Bank and the Lenders all of the “Production” (as defined therein) and the proceeds therefrom accruing to the properties covered thereby, so long as no Event of Default has occurred, the Loan Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by any Loan Party or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent, the Issuing Bank or the Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its or their rights under the Security Documents, nor shall any release of any Production Proceeds by the Administrative Agent or Lenders to any Loan Party constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent, the Issuing Bank or the Lenders to collect other Production Proceeds thereafter.

     SECTION 6.16 Limitation on Hedges. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into any commodity hedging or derivative transactions except Hedge Agreements related to bona fide hedging activities of the Borrower (and not for speculative purposes) in an aggregate notional amount not to exceed, with respect to any future calendar quarter, 75% of the Borrower’s (and its Subsidiaries) projected proved, developed producing production of oil (for oil related transactions) and 75% of the Borrower’s (and its Subsidiaries) projected proved, developed producing production of natural gas (for natural gas related transactions), in each case, from the Borrower’s Oil and Gas Properties.

ARTICLE VII.
NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and the Borrower shall not permit any Subsidiary to, directly or indirectly:

     SECTION 7.1 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

     (a) Liens existing pursuant to any Loan Document;

     (b) Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure the performance of bids, trade contracts (other than Hedging Agreements or contracts respecting borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case secure Indebtedness, any portion of the deferred purchase price of goods or services, any installment payment obligation, credit or other advance or materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

     (h) Liens existing pursuant to a Subordinate Mortgage.

     SECTION 7.2 Investments. Make any Investments, except:

     (a) Investments other than those permitted by subsections (b) through (g) existing on the date hereof and listed on Schedule 7.2;

     (b) Investments held by the Borrower or such Subsidiary in the form of cash equivalents;

     (c) advances to officers, directors and employees of the Borrower or Subsidiary in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

     (d) Investments constituting contributions of capital (but not loans or advances) made by the Borrower or any Guarantor in another Guarantor and Investments constituting a loans or advances by the Borrower in any Guarantor, provided that such Investment constituting a loan or advance shall be evidenced by a Pledged Note pursuant to a Pledge Agreement;

     (e) Guaranty Obligations permitted by Section 7.3;

     (f) Investments permitted by Section 7.4; and

     (g) Investments by the Borrower or any Guarantor in any other Person, provided that all such Investments made after the date of this Agreement do not exceed $5,000,000 in the aggregate at any time; provided that such Investment shall not violate Section 7.8, and provided, further, that the Borrower shall, or shall cause such other Person to, comply with the provisions of Section 6.15(d) in accordance therewith; and provided, further, that both before and after giving effect to such Investment (on a pro forma basis acceptable to the Administrative Agent) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in Article V hereof shall be true and correct in all material respects as if made both immediately before and immediately after the time of such Investment.

     SECTION 7.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness under the Loan Documents;

     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.3 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

     (c) Guaranty Obligations of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary provided all such Indebtedness shall be evidenced by Pledged Notes (as described in the Pledged Agreements) which shall have been pledged the Administrative Agent in accordance with the Pledge Agreements;

     (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedging Agreement with any Lender or any Affiliate of a Lender or any Person with an investment grade debt rating acceptable to the Administrative Agent at the time such Hedging Agreement is entered into or any other Person acceptable to the Administrative Agent, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (e) Unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

     (f) Indebtedness constituting intercompany loans or advances owing by a Guarantor to the Borrower evidenced by a Pledged Note; and

     (g) Unsecured insurance premium financing in the ordinary course of business.

     SECTION 7.4 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

     (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must also be a wholly-owned Subsidiary.

     SECTION 7.5 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

     (b) Dispositions of inventory in the ordinary course of business;

     (c) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;

     (d) Dispositions permitted by Section 7.4;

     (e) Dispositions pursuant to the Borrower’s Overriding Royalty Interest Incentive Plan; and

     (f) if no Default or Event of Default exists either before or after such Disposition or would result therefrom, other sales of assets that, when aggregated with any other Disposition made pursuant to this Section 7.5(f) between the most recent and the next succeeding regularly scheduled redeterminations of the Borrowing Base, have a fair market value not exceeding ten percent (10%) of the Borrowing Base in effect at the time of such Disposition, provided that, in connection with any such sales of assets included in the most recently delivered Engineering Report having a fair market value in excess of five percent (5%) of the Borrowing Base in effect at the time of such Disposition, the Borrowing Base shall automatically be reduced concurrently with such Disposition in an amount equal to such excess;

provided, however, that any Disposition pursuant to this Section 7.5 shall be for fair market value.

     SECTION 7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default or Event of Default has occurred and is continuing:

     (a) each Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower or a Guarantor;

     (b) Borrower may declare and make dividend payments or other distributions payable solely in the common stock of Borrower;

     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares (i) with the proceeds received from the substantially concurrent issue of new shares of its common stock or (ii) if such purchases, redemptions, acquisitions or defeasances together with all other Restricted Payments made hereunder do not exceed $12,500,000 for all such Restricted Payments made since the date of this Agreement;

     (d) the Borrower may make the Permitted Tax Payment;

     (e) other Restricted Payments that do not exceed $5,000,000 in aggregate amount since the date of this Agreement; provided that both before and after giving effect to such Restricted Payment, as applicable, (on a pro forma basis acceptable to the Administrative Agent) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in Article V hereof shall be true and correct in all material respects as if made at the time of such Restricted Payment;

provided, however, that notwithstanding the foregoing, no Restricted Payment (other than Restricted Payments pursuant to clause (a) and (d)) shall be made at any time when the Outstanding Amount exceeds, or would exceed after giving effect to any Credit Extension the proceeds of which are used (or are intended to be used) to fund any portion of such Restricted Payment, 80% of the Aggregate Commitments; and further provided, however, that none of the Borrower nor any of its Subsidiaries will issue or permit to exist any Disqualified Stock.

     SECTION 7.7 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

     SECTION 7.8 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.

     SECTION 7.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (including without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or from, any Affiliate), except in the ordinary course of, and pursuant to the reasonable requirements of, the Borrower’s or any Guarantor’s business and, in each case, upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than would be obtained in a comparable arms-length transaction with a Person other than an Affiliate provided such transactions are otherwise permitted hereunder.

     SECTION 7.10 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments, loans, advances or extensions of credit to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

     SECTION 7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     SECTION 7.12 Financial Covenants.

     (a) Maximum Debt to EBITDAX. Permit or suffer the ratio of (i) Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, at any time to (ii) Consolidated EBITDAX for the most recently completed four fiscal quarters for which financial statements are available to be, at any time, more than 2.5 to 1.0. For purposes of the calculation of such ratio, the obligations described in clause (c) of the definition of Indebtedness shall be excluded from the determination of Indebtedness.

     (b) Current Ratio. Permit or suffer the ratio of (i) sum of Current Assets plus the unused availability under this Agreement, to (ii) Current Liabilities, to be less than 1.0 to 1.0 at any time; provided that the calculation of Current Assets and Current Liabilities for purposes of this Section 7.12(b) shall exclude any non-cash Current Assets and Current Liabilities, in each case, described in, and calculated pursuant to, Financial Accounting Standards Board Statements of Financial Accounting Standards No. 133, but shall expressly include any Current Assets or Current Liabilities in respect of, or arising from, the termination of any Hedging Agreement.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

     SECTION 8.1 Events of Default. Any of the following shall constitute an Event of Default:

     (a) Non-Payment. The Borrower fails to pay within two (2) Business Days after the same becomes due any amount of principal of any Loan or any L/C Obligation, or any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.3, 6.5, 6.7, 6.10, 6.12, 6.13, or 6.15 or Article VII; or

     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after such Loan Party obtains knowledge thereof; or

     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate or document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

     (e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $7,500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the actual giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments. There is entered against the Borrower or any Guarantor (i) one or more final judgments or orders for the payment of money which together with other such judgments or orders exceeds the aggregate amount of $7,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not reserve or dispute coverage), or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

     (j) Event of Default Under Other Loan Document. Any event of default described in any Security Document or any other Loan Document shall have occurred and be continuing, or any material provision of any Security Agreement or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party that is an obligor thereunder; or

     (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (l) Change of Control. There occurs any Change of Control with respect to any of the Borrower or any Subsidiary; or

     (m) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect which Material Adverse Effect shall not have been cured within 30 days following notice from the Administrative Agent.

     SECTION 8.2 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders,

     (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law, including, without limitation, the enforcement of the Administrative Agent’s and the Lenders’ rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any then outstanding Note or any Security Document or in aid of the exercise of any power granted in this Agreement or in any then outstanding Note or any Security Document;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.1, the obligation of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

     SECTION 8.3 Distribution of Proceeds. All proceeds of any realization on the Collateral received by the Administrative Agent pursuant to the Security Documents or any payments on any of the liabilities secured by the Security Documents received by the Administrative Agent or any Lender upon and during the continuance of any Event of Default shall be allocated and distributed as follows (and with respect to any contingent obligation shall be held as cash collateral for application as follows):

     (a) First, to the payment of all costs and expenses, including without limitation all attorneys’ fees, of the Administrative Agent in connection with the enforcement of the Security Documents and otherwise administering this Agreement;

     (b) Second, to the payment of all costs, expenses and fees, including without limitation, commitment fees, letter of credit fees and attorneys’ fees, owing to the Issuing Bank and the Lenders pursuant to the Obligations on a pro rata basis in accordance with the Obligations consisting of fees, costs and expenses owing to the Issuing Bank and the Lenders under the Obligations for application to payment of such liabilities;

     (c) Third, to the Issuing Bank and the Lenders on a pro rata basis in accordance with the Obligations consisting of interest and principal owing to the Lenders under the Obligations, together with any obligations owing to any Lender or any Affiliate of a Lender pursuant to any Hedging Agreement to which it is a party (whether pursuant to a termination thereof or otherwise) and any reimbursement obligations or other liabilities owing to any Lender with respect to any Letter of Credit or any application for a Letter of Credit, for application to payment of such liabilities;

     (d) Fourth, to the payment of any and all other amounts owing to the Administrative Agent, the Issuing Bank and the Lenders on a pro rata basis in accordance with the total amount of such Indebtedness owing to each of the Lenders, for application to payment of such liabilities; and

     (e) Fifth, to the Borrower or such other Person as may be legally entitled thereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

     SECTION 9.1 Appointment and Authorization of Administrative Agent.

     (a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims are hereby expressly waived by each Lender.

     (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

     SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     SECTION 9.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, preliminary statement, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

     SECTION 9.4 Reliance by Administrative Agent.

     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Majority Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     SECTION 9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the

Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     SECTION 9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it (INCLUDING ANY AND ALL INDEMNIFIED LIABILITIES ARISING OUT OF, IN ANY WAY RELATING TO, OR RESULTING FROM SUCH AGENT-RELATED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY); provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

     SECTION 9.8 Administrative Agent in its Individual Capacity. Scotia Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Scotia Capital were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Scotia Capital or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Scotia Capital shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Bank, and the terms “Lender” and “Lenders” include Scotia Capital in its individual capacity.

     SECTION 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     SECTION 9.10 Other Agents; Lead Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.
MISCELLANEOUS

     SECTION 10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and acknowledged and agreed by each other Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged and agreed by each other Loan Party and acknowledged by the Administrative Agent, do any of the following:

     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document,

or change the manner of computation of any financial covenant used in determining the Base Rate Spread, LIBOR Spread or Commitment Fee Rate that would result in a reduction of any interest rate on any Loan;

     (d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

     (e) increase the Borrowing Base, or take any other action which requires the signing of all the Lenders pursuant to the terms of this Agreement or of any other Loan Document, or change the Percentage Share or Voting Percentage of any Lender; or

     (f) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all the Lenders; or

     (g) permit any termination, amendment, modification, waiver, or release of any Guaranty or any provision thereof; or

     (h) release any collateral under any of the Security Documents, or permit any termination, amendment, modification, waiver or release of any Security Document or an provision thereof, provided that, notwithstanding the foregoing, the consent of the Lenders shall not be required for any release of any collateral under any of the Security Documents in connection with a Disposition by the Borrower or any Guarantor if such Disposition is permitted by Section 7.5 hereof;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent and Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

     SECTION 10.2 Notices and Other Communications; Facsimile Copies.

     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.2; or, in the case of the Borrower, the Administrative Agent, or the Issuing Bank, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Issuing Bank. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid;

(C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.2, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, annual and quarterly compliance information and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notice of Advances) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     SECTION 10.3 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 10.4 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

     SECTION 10.5 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, defend, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, litigation or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action, litigation or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE OR STRICT LIABILITY, AND WHETHER OR NOT AN INDEMNITEE IS A PARTY TO SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, LITIGATION OR PROCEEDING (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT NO INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FOR ANY CLAIM CAUSED BY ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR FOR ANY LOSS ASSERTED AGAINST IT BY ANOTHER INDEMNITEE. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THE COMMITMENTS AND REPAYMENT OF ALL THE OTHER OBLIGATIONS.

     SECTION 10.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender

exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to (i) with respect to the first two Business Days following such demand, the lesser of (x) the Federal Funds Rate and (y) the Highest Lawful Rate, in each case, from time to time in effect, and (2) with respect to each day thereafter, the lesser of (x) the Base Rate and (y) the Highest Lawful Rate, in each case, from time to time in effect.

     SECTION 10.7 Successors and Assigns; Assignments; Participations.

     10.7.1 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     10.7.2 Assignments.

     (a) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including in all instances for purposes of this subsection (a), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder, including as noted above, participations in L/C Obligations) subject to each such assignment, determined as of the date the Lender Assignment with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing and so long as in the case of The Bank of Nova Scotia, such Lender shall have been reduced to its “final hold amount” as described in the commitment letter referred to in the Agent and Arranger Fee Letter, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Borrowings on a non-pro rata basis, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Lender Assignment, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment, be released from its obligations under this Agreement (and, in the case of an Lender Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 10.4 and 10.5). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Lender Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     10.7.3 Participations.

     (a) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from the Guaranty. Subject to subsection (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

     (b) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.8 as though it were a Lender.

     10.7.4 Pledge of Lender’s Interest. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     10.7.5 Consent to Assignment. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.7.2, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

     10.7.6 Definitions for Section 10.7. As used herein, the following term has the following meaning:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural Person) approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and the Issuing Bank.

     10.7.7 Assignment by Scotia Capital. Notwithstanding anything to the contrary contained herein, if at any time Scotia Capital assigns all of its Commitment and Loans pursuant to Section 10.7.2, Scotia Capital may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Scotia Capital as Issuing Bank. Scotia Capital shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.3.3).

     SECTION 10.8 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 10.9 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 10.10 Interest Rate Limitation. All agreements between the Borrower, the Administrative Agent, the Issuing Bank, or any Lender under or in connection with the Loan Documents, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Administrative Agent, the Issuing Bank, or any Lender for the use, forbearance, or detention of the money to be loaned under this Agreement, any Notes or any other Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Administrative Agent, the Issuing Bank, or any Lender shall ever receive interest or anything that might be deemed interest under applicable law that would exceed the Highest Lawful Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing on account of such Lender’s Loans or the amounts owing on other obligations of the Borrower to the Administrative Agent, the Issuing Bank, or any Lender under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of such Lender’s Loans and the amounts owing on other obligations of the Borrower to the Administrative Agent or any Lender under any Loan Document, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance or detention of the indebtedness of the Borrower to the Administrative Agent or any Lender shall, to the fullest extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest that accrues on the outstanding principal balance of any Loan or other amounts owed shall exceed the Highest Lawful Rate, the rate of interest that accrues on the outstanding principal balance of any Loan shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest that accrues on the outstanding principal balance of any Loan shall not reduce the rate of interest that accrues on the outstanding principal balance of any Loan or other amounts below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of any Loan or other amounts equals the amount of interest that would have accrued if such interest rate had at all times been in effect. The terms and provisions of this Section 10.10 shall control and supersede every other provision of all Loan Documents. For purposes of Tex. Fin. Code Ann. Ch. 303, as amended, to the extent, if any, applicable to a Lender or the Issuing Bank, the Borrower agrees that the Highest Lawful Rate shall be the “weekly ceiling” as defined in said Article, provided that such Lender and the Issuing Bank may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Lender or such Issuer, as the case may be, if greater. Tex. Fin. Code Ann. Ch. 346 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.

     SECTION 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     SECTION 10.13 Collateral Matters; Hedges. The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the collateral shall also extend to and be available on a pro rata basis to each Lender and such Lender’s Affiliates in respect of any obligations under a Hedging Agreement only so long as such Lender remains a party to this Agreement and this Agreement remains in effect. No Lender or Affiliate of a Lender shall have any voting or consent right under any Loan Document as a result of the existence of obligations owed to it under a Hedging Agreement.

     SECTION 10.14 [Intentionally Deleted].

     SECTION 10.15 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 10.16 Governing Law.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW).

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON, TEXAS OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN

RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     SECTION 10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 10.18 Consents to Renewals, Modifications and Other Actions and Events. This Agreement and all of the obligations of the Borrower hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Lenders Obligations, this Agreement, any Note or any other Loan Document; (b) any extension, indulgence, increase in the Lenders Obligations or other action or inaction in respect of any of the Loan Documents or otherwise with respect to the Lenders Obligations, or any acceptance of security for, or guaranties of, any of the Lenders Obligations or Loan Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage or of realizing upon any guaranties or upon any security interest in any such security; (c) any default by the Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Loan Documents; (d) any waiver by the Lenders or any other Person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Loan Documents, any guaranties or otherwise with respect to the Lenders Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Agreement or any of the other Loan Documents; (f) any sale, lease, transfer or other disposition of the assets of the Borrower or any consolidation or merger of the Borrower with or into any other Person, corporation, or entity, or any transfer or other disposition by the Borrower or any other holder of any shares of capital stock or other ownership interest of the Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Borrower; (h) the release or discharge of the Borrower from the performance or observance of any agreement, covenant, term or condition under any of the Obligations or contained in any of the Loan Documents by operation of law; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the Obligations, covenants, agreements and duties of the Borrower hereunder, including without limitation any act or omission by the Administrative Agent, or the Lenders or any other Person which increases the scope of the Borrower’s risk; and in each case described in this paragraph whether or not the Borrower shall have notice or knowledge of any of the foregoing, each of which is specifically waived by the Borrower. The Borrower warrants to the Administrative Agent and the Lenders that it has adequate means to obtain from the Guarantors on a continuing basis information concerning the financial condition and other matters with respect to the Guarantors and it is not relying on the Administrative Agent or the Lenders to provide such information either now or in the future.

     SECTION 10.19 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BOIS D’ARC ENERGY, INC.
By:	/s/ Roland O. Burns
	Name:	Roland O. Burns
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Exh I—1

THE BANK OF NOVA SCOTIA, as Administrative Agent, Issuing Bank and Lender
By:	/s/ V. Gibson
	Name:	V. Gibson
	Title:	Assistant Agent

Exh I—1

CALYON NEW YORK BRANCH, as Syndication Agent and Lender
By:	/s/ Olivier Audemard
	Name:	Olivier Audemard
	Title:	Managing Director

By:	/s/ Philippe Soustra
	Name:	Philippe Soustra
	Title:	Executive Vice President

Exh I—1

AMSOUTH BANK, as Documentation Agent and Lender
By:	/s/ William A. Philipp
	Name:	William A. Philipp
	Title:	Vice President

Exh I—1

NATEXIS BANQUES POPULAIRES
By:	/s/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Vice President & Manager

By:	/s/ Timothy L. Polvado
	Name:	Timothy L.. Polvado
	Title:	Vice President & Manager

Exh I—1